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PRESS RELEASE

                              FOR IMMEDIATE RELEASE

For Additional Information Contact:
Kay Hoveland, President and Chief Executive Officer
(626) 339-9663


                                  K-FED BANCORP
                        COMPLETES INITIAL STOCK OFFERING


      Covina, California - (March 30, 2004) - Kay Hoveland, President and Chief Executive Officer of Kaiser Federal Bank, headquartered in Covina, California, announced today that K-Fed Bancorp, the holding company of Kaiser Federal Bank, has completed its initial stock offering. The holding company sold 5,686,750 shares of common stock at $10.00 per share in a subscription offering. In addition, 8,860,750 shares of the holding company's common stock were issued to K-Fed Mutual Holding Company.

      The shares of K-Fed Bancorp will trade on the NASDAQ National Market System under the symbol "KFED." Trading is expected to begin on March 31, 2004. The subscription offering was managed by Keefe, Bruyette & Woods, Inc. The law firm of Luse Gorman Pomerenk & Schick served as counsel to K-Fed Bancorp.

      "The Board of Directors, officers and employees of Kaiser Federal Bank and K-Fed Bancorp express their gratitude for the overwhelming support for the offering by their customers, pledge their best efforts toward the opportunities ahead and look forward to continuing to serve the needs of their customers and new stockholders," said Hoveland.

      Kaiser Federal Bank, a federally-chartered and insured stock savings association, was organized in 1953 as the Kaiser Foundation Hospital Employees Federal Credit Union and later became Kaiser Permanente Federal Credit Union (KPFCU). In November 1999, KPFCU converted its charter from a federal credit union to a federal mutual savings association, Kaiser Federal Bank. K-Fed Mutual Holding Company and K-Fed Bancorp were formed on July 1, 2003. Kaiser Federal Bank serves California through its four offices located in Los Angeles, San Bernardino and Santa Clara Counties with a network of 30 ATMs.